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                                                                       EXHIBIT 5

                       [LETTERHEAD OF US ONCOLOGY, INC.]

                                 May 15, 2001


US Oncology, Inc.
16825 Northchase Drive, Suite 1300
Houston, Texas  77060

Ladies and Gentlemen:

     I am general counsel of US Oncology, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to an aggregate of 1,000,000 shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company that may be offered and sold by the Company pursuant to the Chief Executive Officer Stock Option Plan and Agreement (the "Plan"), which sale will be registered by the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"). In such capacity, I have familiarized myself with the Certificate of Incorporation, as amended to date, and Bylaws of the Company, as amended to date, and have examined all statutes and other records, instruments and documents pertaining to the Company that I have deemed necessary to examine for the purposes of this opinion.

     Based upon my examination as aforesaid, I am of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

     2. Upon the sale of any Shares in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of my name in the Registration Statement at each place in which it appears.

                              Sincerely,



                              /s/ Phillip H. Watts
                              Phillip H. Watts, General Counsel